THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) ("DTC"), to the Corporation or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGISTERED                                                                                                    $17,650,000

NUMBER  __I-_____                                                                                        CUSIP 06050 MEK9

BANK OF AMERICA CORPORATION
MEDIUM-TERM SENIOR NOTE, SERIES K
(Indexed Note)

/   /      SEE THE ATTACHED PRINCIPAL REPAYMENT
           AMOUNT RIDER for a description of the
           PRINCIPAL REPAYMENT AMOUNT and its method of calculation.

/√/      SEE THE ATTACHED SUPPLEMENTAL REDEMPTION AMOUNT RIDER for a description of the
            SUPPLEMENTAL REDEMPTION AMOUNT and its method of calculation

ORIGINAL ISSUE DATE:   January 27, 2005
MATURITY DATE:  January 28, 2011
CALCULATION AGENT:  Banc of America Securities LLC ("BAS")
ADDITIONAL TERMS:  See Supplemental Redemption Amount Rider
MINIMUM DENOMINATIONS:  $1,000 and whole multiples of $1,000.

                BANK OF AMERICA CORPORATION, a Delaware corporation (the "Corporation," which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay on the Maturity Date to CEDE & CO., as nominee for The Depository Trust Company, or its registered assigns, (i) the principal amount of SEVENTEEN MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($17,650,000) and (ii) that supplemental redemption amount (the "Supplemental Redemption Amount") calculated according to the terms of the attached Supplemental Redemption Amount Rider.

              Any principal or Supplemental Redemption Amount not punctually paid or duly provided for shall be payable as provided in the Indenture.  As used in this Note, "Business Day" means any day that is not a Saturday or a Sunday, and that is not a legal holiday in New York, New York or Charlotte, North Carolina and that is not a day on which banking institutions in those cities or any other place of payment with respect to this Note are authorized or required by law or regulation to be closed; but that is not a day on which the principal securities market (or markets) on which the constituent stocks of the Russell 2000® Index are traded is closed.

             The principal and Supplemental Redemption Amount on this Note are payable in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts at the office or agency of the Corporation designated as provided in the Indenture; provided, however, that the principal or Supplemental Redemption Amount may be paid, at the option of the Corporation, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Corporation relating to the Notes.  Notwithstanding the preceding sentence, payments of the principal and Supplemental Redemption Amount payable on the Maturity Date will be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder of this Note not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to The Bank of New York, as Issuing and Paying Agent, 101 Barclay Street, New York, New York 10286 (the "Corporate Trust Office").

            For both this Note and Notes issued in certificated form, the payment of principal of and any other amounts due on or after the Maturity Date will be made only upon the presentation and surrender of such Note at the office of the Trustee or successor thereof, and with respect to this Note, in accordance with the procedures of DTC.

           References herein to "U.S. dollars," "U.S.$," or "$" are to the coin or currency of the United States at the time of payment is legal tender for the payment of public and private debts.

          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and on the attached Rider, which shall have the same effect as though fully set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

              IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

                                                                               BANK OF AMERICA CORPORATION

                                                                               By:____________________________________
[SEAL]                                                                  Title: Senior Vice President

ATTEST:

By:___________________________
Title:  Assistant Secretary

Certificate of Authentication

              This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: January 27, 2005

                                                                                             THE BANK OF NEW YORK,
                                                                                               as Trustee

                                                                                              By:___________________________
                                                                                                                  Authorized Signatory

[Reverse of Note]

BANK OF AMERICA CORPORATION
MEDIUM-TERM SENIOR NOTE, SERIES K
(Indexed Note)

             SECTION 1.  General.  This Note is one of a duly authorized series of Securities of the Corporation unlimited in aggregate principal amount (herein called the "Notes") issued and to be issued under an Indenture dated as of January 1, 1995 (herein called the "Indenture"), between the Corporation (successor in interest to NationsBank Corporation) and The Bank of New York, as Trustee (successor in interest to U.S. Bank Trust National Association, successor trustee to BankAmerica National Trust Company, herein called the "Trustee," which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, and a Third Supplemental Indenture dated as of July 28, 2004 to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Corporation, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is also one of the Notes designated as the Corporation's Senior Medium-Term Notes, Series K, initially limited in aggregate principal amount to $10,000,000,000.  The Trustee initially shall act as Security Registrar, Transfer Agent, and Issuing and Paying Agent in connection with the Notes.  The Notes may bear different dates, mature at different times, bear interest at different rates and vary in such other ways as are provided in the Indenture.

             SECTION 2.  No Sinking Fund.  This Note is not subject to any sinking fund.

             SECTION 3.  Redemption.  This Note is not redeemable prior to the Maturity Date.

             SECTION 5.  Defeasance.  The provisions of Article Fourteen of the Indenture do not apply to Securities of this Series.

             SECTION 6.  Events of Default.  If an Event of Default (defined in the Indenture as (a) the Corporation's failure to pay the principal of (or premium, if any, on) the Notes; (b) the Corporation's failure to pay interest on the Notes within 30 calendar days after the same becomes due; (c) the Corporation's breach of its other covenants contained in this Note or in the Indenture, which breach is not cured within 90 calendar days after written notice by the Trustee or the holders of at least 25% in outstanding principal amount of all Securities issued under the Indenture and affected thereby; and (d) certain events involving the bankruptcy, insolvency or liquidation of the Corporation) shall occur with respect to the Notes, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

           SECTION 7.  Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under

                                                                                                   5

the Indenture and affected by such amendment and modification.  The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

           No recourse shall be had for the payment of the principal of, premium on (if any), interest, or other amounts payable on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Corporation or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

          SECTION 8.  Obligations Unconditional.  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of, premium (if any), interest, and other amounts payable on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

          SECTION 9.  Authorized Denominations.  The Notes are issuable only as registered Notes without coupons, and unless otherwise set forth above, only in denominations of $1,000 and whole multiples of $1,000.  As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

           SECTION 10.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

           This Note is being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture.  The book-entry system maintained by The Depository Trust Company ("DTC") will evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants.  The Corporation will recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for

                                                                                                          6

all purposes, including payment of principal and the Supplemental Redemption Amount, notices and voting. Transfer of principal and the Supplemental Redemption Amount to participants of DTC will be the responsibility of DTC, and transfer of principal and the Supplemental Redemption Amount payable to beneficial owners of the Notes by participants of DTC will be the responsibility of such participants and other nominees of such beneficial owners.  So long as the book-entry system is in effect, the selection of any Notes to be redeemed will be determined by DTC pursuant to rules and procedures established by DTC and its participants.  The Corporation will not be responsible or liable for such transfers or payments or for maintaining, supervising or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

            This Note may be exchanged in whole, but not in part, for security-printed certificated Notes, only if (i) DTC notifies the Corporation or the Trustee that it is unwilling or unable to continue to act as depository for this Note in global form or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in either such case, a successor depository is not appointed by the Corporation within 60 calendar days, or (ii) the Corporation executes and delivers to the Trustee a written notification that this Note in global form shall be so exchangeable, or (iii) an Event of Default occurs and is continuing with respect to this Note in global form.  In any such instance, an owner of a beneficial interest in this Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name.  Unless otherwise set forth above, Notes so issued in certificated form will be issued in authorized denominations only and will be issued in registered form only, without coupons.

           No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

            Prior to due presentment of this Note for registration of transfer, the Corporation, the Trustee, the Issuing and Paying Agent and any agent of the Corporation, the Trustee or any Issuing and Paying Agent may treat the person in whose name this Note is registered as the owner hereof for all purposes.

           SECTION 11.  Defined Terms.  All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

           SECTION 12.  Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

            The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

                   TEN COM--   as tenants in common
                   TEN ENT--     as tenants by the entireties
                   JT TEN--         as joint tenants with right of survivorship and not as tenants in common
                   UNIF GIFT MIN ACT--...........................as Custodian for............................
                                                                (Cust)                                          (Minor)
                                            Under Uniform Gifts to Minors Act

                                          .......................................................
                                                                (State)

                                                        Additional abbreviations may also be used though not in the above list.

                                                                                _____________________________

                                                                                                    ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS
INCLUDING ZIP CODE OF ASSIGNEE]

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

Please Insert Social Security or Other
Identifying Number of Assignee: ____________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing __________________________________ Attorney to transfer said Note on the books of the Corporation, with full power of substitution in the premises.

Dated:_________________________            _________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.

BANK OF AMERICA CORPORATION
Medium-Term Senior Note, Series K

SUPPLEMENTAL REDEMPTION AMOUNT RIDER

General

        This Note is part of a series of medium-term notes entitled "Medium-Term Notes, Series K" issued under the Indenture, as described in the Prospectus dated April 14, 2004 and Prospectus Supplement dated April 15, 2004 and is designated as the Bank of America Corporation Minimum Return Equity Appreciation Growth LinkEd Securities "Index EAGLES®," due January 28, 2011, Linked to the Russell 2000® Index.  Certain capitalized terms used herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.

Payment at Maturity; Supplemental Redemption Amount

        At maturity, the holder of the Note will receive the principal amount of this Note.  The holder of the Note also will receive the Supplemental Redemption Amount, which will not be less than a total of 6.00% of the principal amount of this Note at maturity.  This minimum amount is called the "Minimum Supplemental Redemption Amount."  The Supplemental Redemption Amount will be based on the performance of the Russell 2000® Index during the term of this Note and will be determined by the Calculation Agent in the manner described below.

        The Calculation Agent will determine the Supplemental Redemption Amount, which will not be less than the Minimum Supplemental Redemption Amount, by reference to the periodic returns of the Russell 2000® Index during the following 24 "Reference Periods":

2005/06	2006/07	2007/08
1/24/05-4/24/05	1/24/06-4/24/06	1/24/07-4/24/07
4/24/05-7/24/05	4/24/06-7/24/06	4/24/07-7/24/07
7/24/05-10/24/05	7/24/06-10/24/06	7/24/07-10/24/07
10/24/05-1/24/06	10/24/06-1/24/07	10/24/07-1/24/08
2008/09	2009/10	2010/11
1/24/08-4/24/08	1/24/09-4/24/09	1/24/10-4/24/10
4/24/08-7/24/08	4/24/09-7/24/09	4/24/10-7/24/10
7/24/08-10/24/08	7/24/09-10/24/09	7/24/10-10/24/10
10/24/08-1/24/09	10/24/09-1/24/10	10/24/10-1/24/11

            This Note was priced on January 24, 2004, or the "Pricing Date."  The Pricing Date is the first day of the first Reference Period.  On the Pricing Date, the Calculation Agent determined the closing level of the Russell 2000® Index to be 604.53.

            The last day of each Reference Period is referred to as a "Reset Date."  On each Reset Date, the Calculation Agent will determine the "Periodic Return" of the Russell 2000® Index for the Reference Period then ended by applying the following formula.  The result will be rounded to the nearest ten-thousandth of a decimal place and then expressed as a percentage:

Ending Level - Starting Level
Starting Level

The "Starting Level" for the initial Reference Period is the closing level of the Russell 2000® Index on the Pricing Date, or 604.53, and the "Starting Level" for each subsequent Reference Period is the Ending Level for the immediately preceding Reference Period.  The "Ending Level" for each Reference Period is the closing level of the Russell 2000® Index on the applicable Reset Date, or if that day is not a Business Day (as defined above), the closing level of the Russell 2000® Index on the next following Business Day.  The "closing level" of the Russell 2000® Index on any Business Day means the level of the Russell 2000® Index at the regular official weekday close of any and all relevant exchanges and/or markets.

         On the Pricing Date, the Corporation set a cap of 11.00%, or the "Return Cap," which limits any increases in the Periodic Return of the Russell 2000® Index to that rate.  For any Reference Period in which the Periodic Return is greater than the Return Cap, the Periodic Return for that Reference Period will be deemed to be the Return Cap.

         After the close of the market on the last Reset Date, the Calculation Agent will determine the Supplemental Redemption Amount, which will not be less than the Minimum Supplemental Redemption Amount, payable to the holder at maturity based on the following formula:

                                                                                        Principal Amount x Index Return

         The "Index Return" is the compounded value of the 24 Periodic Returns computed in the following manner:

[The product of (1.00 + the Periodic Return) for each Reference Period] - 1.00

         The Index Return will be rounded to the nearest ten-thousandth and then expressed as a percentage.

         The Supplemental Redemption Amount will be calculated after the close of the market on the last Reset Date.  The period of time between the last Reset Date and the Maturity Date is not part of a Reference Period, and, therefore, changes in the Russell 2000® Index during that period will not affect the Supplemental Redemption Amount payable to the holder of this Note at maturity.  If these calculations produce a Supplemental Redemption Amount that is less than the Minimum Supplemental Redemption Amount, the Corporation will pay the holder of this Note at maturity a Supplemental Redemption Amount equal to the Minimum Supplemental Redemption Amount.

Event of Default

            Upon the occurrence of an Event of Default (as defined in the Indenture), the holder of this Note only will be entitled to receive the principal amount of the Note, and will not be entitled to payment of the Supplemental Redemption Amount.

Market Disruption

           Each of the following will be a "Market Disruption Event" if, in the sole opinion of the Calculation Agent, that event materially affects the Russell 2000® Index:

(a)        the suspension, material limitation, or absence of the trading of a material number of stocks included in the Russell 2000® Index;

(b)        the suspension or material limitation of the trading of stocks on one or more stock exchanges on which stocks included in the Russell 2000® Index are quoted;

(c)        the suspension or material limitation of the trading of (a) options or futures relating to the Russell 2000® Index on any options or futures exchanges or (b) options or futures generally; or

(d)        the imposition of any exchange controls with respect to any currencies involved in determining the total amount payable on this Note at maturity.

            For the purpose of this definition of Market Disruption Event:

(a)        a limitation on the number of hours or days of trading will not be a Market Disruption Event if it results from an announced change in the regular business hours of any exchange;

(b)        a limitation on trading imposed by reason of the movements in price exceeding the levels permitted by any relevant exchange will be a Market Disruption Event;

(c)        a decision to permanently discontinue trading in the relevant futures or options contracts will not constitute a Market Disruption Event; and

(d)        an absence of trading on a securities exchange or quotation system will not include any time when that exchange or quotation system is closed for trading under ordinary circumstances.

            If a Market Disruption Event occurs or is continuing on a day that would otherwise be a Reset Date, then the Calculation Agent instead will use the closing level of the Russell 2000® Index on the first Business Day after that day on which no Market Disruption Event occurs or is continuing.  In no event, however, will any Reset Date be postponed by more than five Business Days.  If any Reset Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day nevertheless will be the Reset Date, and the Calculation Agent will make a good faith estimate of the closing level of the Russell 2000® Index based upon its assessment of the level of the Russell 2000® Index at that time.  If the last scheduled Reset Date is postponed due to a Market Disruption Event, the Maturity Date for this Note also will be postponed by the same number of Business Days.

Discontinuance of the Russell 2000® Index; Alteration of Method of Calculation

            If Frank Russell Company discontinues publication of the Russell 2000® Index and Frank Russell Company or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Russell 2000® Index (the new index being referred to as a "Successor Index"), then the relevant closing levels shall be determined by reference to the Successor Index at the close of trading on the New York Stock Exchange, the American Stock Exchange LLC, The Nasdaq National Market, or the relevant exchange or market for the Successor Index.

            If the Calculation Agent selects a Successor Index, the Calculation Agent immediately shall notify the Corporation and the Trustee, and the Trustee will provide written notice of a change to the holders of this Note within three Business Days of selection.

           If Frank Russell Company discontinues publication of the Russell 2000® Index, and the Calculation Agent determines that no Successor Index is available, then the Calculation Agent will notify the Corporation and the Trustee and shall calculate the appropriate closing levels. These calculations by the Calculation Agent will be in accordance with the formula for and method of calculating the Russell 2000® Index last in effect prior to that discontinuance.  If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Russell 2000® Index, that Successor Index or level will be substituted for the Russell 2000® Index for all purposes.

           If at any time the method of calculating the Russell 2000® Index or a Successor Index, or the level of that index, is changed in a material respect, or if the Russell 2000® Index or a Successor Index in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of the Russell 2000® Index or the Successor Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will notify the Corporation and the Trustee.  The Calculation Agent will make those calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000® Index or the Successor Index, as the case may be, as if those changes or modifications had not been made, and calculate the closing levels with reference to the Russell 2000® Index or the Successor Index, as adjusted.  Accordingly, if the method of calculating the Russell 2000® Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent shall adjust the index in order to arrive at a level of the Russell 2000® Index or the Successor Index as if it had not been modified (e.g., as if the split had not occurred).

Role of the Calculation Agent

         The Calculation Agent has the sole discretion to make all determinations regarding this Note, including determinations regarding the Index Return, the Supplemental Redemption Amount, Market Disruption Events, Successor Indices, and Business Days.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on the holder of this Note and the Corporation, without any liability on the part of the Calculation Agent.

        The Corporation has initially appointed its affiliate, Banc of America Securities LLC, as the Calculation Agent, but the Corporation may change the Calculation Agent at any time without notifying the holder of this Note.